Exhibit 10.16
Coal Purchase Contract

SELLER AND ADDRESS                           FUEL PURCHASE ORDER:  10-62660-P
Eastern Consolidated Energy, Inc.            DATED AS OF:  May 16, 2005
12508 W. Atlantic Boulevard
Coral Springs, FL 33071
Attn:  Robert W. Ramey
Phone:  727-937-0038/Fax:  727-937-1448

BUYER AND ADDRESS                            CONSIGNMENT
Ohio Valley Electric Corporation             Kyger Creek Plant
P.O. Box 468                                 Cheshire, OH
Piketon, OH  45661                           MP 259.6, Ohio River
Attn:  R. D. Cook

Commodity: Crushed, bituminous coal, containing no synthetic fuels, substantially free from any extraneous material, with no intermediate sizes to be added or removed and otherwise meeting the specifications of this Contract.

Term: July 1, 2005 through June 30, 2006. Buyer shall have the option to extend this Purchase Order for a period of up to twenty-four months (the "Extended Term") by providing notice to Seller no later than April 1, 2006. Such notice may be provided verbally or by E-mail, and shall be confirmed in writing as soon as practicable.

Quantity: Deliveries shall be by barge in accordance with the following schedule:
 July through December 2005     60,000 tons per month
 January through June 2006      50,000 tons per month

Deliveries during the Extended Term, if applicable, shall occur at the rate of 40,000 tons per month. Each barge shall constitute a "Shipment."

Price: Except as provided herein under Quality Adjustments, $57.67 per ton FOB barge at the Delivery Point during the period July 1, 2005 through September 30, 2005 and $56.50 per ton FOB barge at the Delivery Point during the period October 1, 2005 through December 31, 2005.

The FOB barge per ton price for deliveries during the period January 1, 2006 through June 30, 2006, shall be determined by November 1, 2005, based upon market conditions. Such price shall not be in excess of $54.00 per ton, nor lower than $51.00 per ton. In order to determine the price, Buyer and Seller agree to the following: On October 28, 2005, the parties shall obtain the prior day's published NYMEX price for trades for the first half of 2006 and the current traded value for sulfur dioxide allowances to determine the equivalent price on a per million Btu basis. Consideration shall be given to Seller's higher Btu per pound (13,000 versus 12,000) and higher sulfur dioxide (2.62 versus 1.67) than those values for the NYMEX product. The price so determined shall be the effective price for the period January 1, 2006 through June 30, 2006.

During the Extended Term, if applicable, the price for deliveries shall be $53.00 per ton FOB barge at the Delivery Point, except as provided herein under Quality Adjustments.

Quality: As-received basis in accordance with ASTM standards ("Standards") for each Shipment, as follows:

                   Contracted          Monthly           Applicable Lot
Characteristic:     Standard:     Suspension Limit:     Suspension Limit:
---------------     ---------     -----------------     -----------------
July 1, 2005 through September 30, 2005

Btu/lb:              12,500          12,400 minimum        12,300 minimum
Sulfur (%):            1.20            1.20 maximum          1.20 maximum
SO2 (lbs. SO2/mmBtu):  1.92            1.92 maximum          1.92 maximum
Moisture (%):          7.00            8.50 maximum         10.00 maximum
Ash (%):              11.00           12.00 maximum         13.50 maximum
Volatile Matter (%):  30.0           Not Applicable         28.0 minimum
Hardgrove Grindability: 44           Not Applicable           43 minimum
Ash Fusion Temp.
H = 1/2W F Red. Atm. 2,500          Not Applicable         2,100 minimum

October 1, 2005 through December 31, 2005

Btu/lb:             12,500           12,400 minimum        12,300 minimum
Sulfur (%):           1.45             1.52 maximum          1.57 maximum
SO2 (lbs. SO2/mmBtu): 2.32             2.32 maximum          2.32 maximum
Moisture (%):         7.00             8.50 maximum         10.00 maximum
Ash (%):             11.00            12.00 maximum         13.50 maximum
Volatile Matter (%): 30.0            Not Applicable         28.0 minimum
Hardgrove Grindability: 44           Not Applicable         43 minimum
Ash Fusion Temp.
H = 1/2W F Red. Atm. 2,450          Not Applicable         2,100 minimum

January 1, 2006 through June 30, 2006, and the Extended Term, if applicable.
---------------     ---------     -----------------     -----------------
Btu/lb:              13,000          12,850 minimum        12,700 minimum
Sulfur (%):            1.70            1.78 maximum          1.82 maximum
SO2 (lbs. SO2/mmBtu):  2.62            2.70 maximum          2.80 maximum
Moisture (%):          7.00            8.50 maximum         10.00 maximum
Ash (%):               9.00           10.00 maximum         11.00 maximum
Volatile Matter (%):  30.0           Not Applicable         28.0 minimum
Hardgrove Grindability: 44           Not Applicable         43 minimum
Ash Fusion Temp.
H = 1/2W F Red. Atm. 2,350          Not Applicable         2,100 minimum

Sizing: Typical 2" x 0" with maximum 55% passing one-quarter inch square wire cloth sieve to be determined on the basis of the primary cutter of the mechanical sampling system.

Source: Warfield Mine, washed Alma seam of coal, located in Martin County, Kentucky; Corbin Mining, Pondcreek seam of coal, located in Pike County, Kentucky; and Pasture Fork Mine, Lower Peach Orchard and Broaz seams of coal in Morgan County, Kentucky.

Delivery Point: FOB Buyer's barge at the Riverway South Dock, Mile Post 7.4 on the Big Sandy River.

Weighing: The weight of the coal delivered by barge shall be determined by Buyer by the use of a belt scale system located at the plant of consignment. The accuracy of the weighing party's belt scales shall be maintained to within plus or minus one half of one percent (0.50%) accuracy. The weighing party's belt scales shall be tested and calibrated at least once each month in accordance with the guidelines outlined by NIST or other procedures which shall be mutually acceptable to Seller and Buyer. Weights taken in accordance with this provision shall be deemed accepted as correct (absent manifest error) and shall govern all invoicing and payments hereunder. Unless otherwise specified, the costs of weighing shall be for Buyer's account.

Sampling & Analysis: Sampling, via mechanical sampler for each Shipment, shall be performed by Buyer at the plant of consignment. Sampling and analysis shall be performed in accordance with ASTM standards with the cost for such sampling and analysis for Buyer's account. Such analysis shall be final and binding and, absent manifest error, govern for payment. Seller shall have the right to have a representative present at any and all times to observe the sampling and collect a split of the sample when sampling is being performed pursuant to these provisions.

Other Terms: Buyer shall retain an amount equal to $1.00 per ton ("Retained Amount") for all tons delivered during the first nine months of this Purchase Order. The Retained Amount will be subtracted from each monthly payment made by Buyer during the first nine months of the Term. The Retained Amount will be returned to Seller with each monthly payment made by Buyer during of the last three months of the Term.

Should Buyer elect the Extended Term, such Retained Amount shall continue to be retained by Buyer for the first half of the Extended Term. The Retained Amount will be returned to Seller with each monthly payment made by Buyer during second half of the Extended Term.

The Retained Amount shall accrue interest at the Federal Funds effective rate. Interest will be paid during the last month of the Term or during the last month of the Extended Term, should the contract be extended.

If Seller does not meet its delivery obligations under this Contract, in addition to any other remedies to which Buyer may be entitled pursuant to this Contract, at law or in equity, Buyer shall be entitled to setoff monies in the account up to the damages amount as reasonably demonstrated by Buyer.

Buyer may terminate this Contract or terminate deliveries from the Source if Buyer in its reasonable judgment determines through operating experience that the coal therefrom causes unsatisfactory performance at the Plant of consignment, even if such coal meets the requirements and specifications of this Contract. In such event, Buyer shall provide Seller with written notice thereof, specifying the basis of such unsatisfactory performance. Buyer shall use its best efforts in cooperation with Seller to assess whether a feasible remedy is possible.

Per the attached OVEC Fuel Purchase Order Terms and Conditions, which are incorporated herein by specific reference.

Accepted:
Seller:                                     Buyer:
                                            David L. Hart
                                            Vice President
                                            OHIO VALLEY ELECTRIC CORPORATION
Date:  ________________                     Date:  May 17, 2005

OVEC FUEL PURCHASE ORDER
TERMS AND CONDITIONS

 1)TERMS OF PAYMENT
Buyer shall make advance payment of $48.00 per ton for coal unloaded during the first through the fifteenth calendar day of each month. Such payment shall be paid by the 25th day of such month.

Buyer shall submit to Seller the weighted average analytical and pricing data for all coal unloaded from the first through the last calendar day of each month within five (5) working days after the end of each month. Thereafter, Seller shall mail to Buyer, within two (2) working days of receipt of such information, an invoice, in triplicate, covering such month's deliveries.

Final payment of the balance due to Seller, including the price for the second half of such month's deliveries and the applicable price adjustment for quality variation for such month's deliveries shall be paid by the 20th day of the following month, provided Seller's invoice and Allowances (if applicable) are submitted within the time period prescribed in the preceding paragraph.

2)ACCEPTANCE/AGREEMENT
Failure of Buyer or Seller, as the case may be, to execute and return the attached Purchase Order (together with these Terms and Conditions the "Contract") or to notify OVEC-IKEC of its disagreement with any of the terms thereof within three Business Days of receiving this Contract constitutes the other party's agreement to the terms set forth in this Contract. OVEC-IKEC hereby objects to any additions to or modifications of this Contract.

3)SCHEDULING, DELIVERY & TITLE AND RISK OF LOSS
Unless otherwise provided in the Purchase Order, Buyer shall advise Seller of its desired loading dates and delivery schedule. The parties will work together in good faith to agree on a reasonable and mutually acceptable delivery schedule within the Term and within each month during the Term. Unless otherwise specified in the Purchase Order, Buyer shall designate to Seller the scheduling, routing and method of Shipments of coal purchased under this Contract. Seller shall cause coal sold hereunder to be properly loaded into the transport vehicle (i.e. railcars, barges, trucks, etc.) for delivery to Buyer, provided that Buyer has provided Seller with applicable loading instructions (including minimum and maximum weights) no less than 24 hours prior to the arrival of Buyer's transport vehicle. The delivery schedule specified in the Purchase Order or as designated by Buyer in absence of such in the Purchase Order is binding on both Buyer and Seller and may only be changed by mutual written agreement.

Seller represents and warrants that it has title to all coal sold hereunder and the same is shipped free and clear of all liens, encumbrances, and claims of all third parties. Title to and risk of loss of coal conforming to this Contract shall pass to Buyer as follows:
a)For barge deliveries, as the loaded barges are pulled from the Delivery
Point.
b)For rail deliveries, as the loaded unit train or single car shipment is pulled from the Delivery Point.
c)For truck deliveries, upon the coal being delivered and dumped at the plant or other consigned destination.
d)For all Non Conforming Shipments (as hereinafter defined) title to and risk of loss of coal shall revert back to Seller immediately upon any rejection or nonacceptance by Buyer as provided elsewhere in this Contract.

Seller and Buyer shall each indemnify, defend, and save harmless the other party, and its Affiliates and their respective officers, directors, agents, and employees from and against any liabilities, losses, claim, damages, penalties, causes of action, or suits arising out of or in connection with its failure to comply with its obligations under this Contract.

Seller shall indemnify, save harmless, and defend Buyer and its Affiliates and their officers, directors, agents, and employees (all referred to in this sentence as "Buyer") from and against any liabilities, expenses, losses, claims, damages, penalties, causes of action, or suits, and all other obligations whatsoever, including without limitation, all judgments rendered against and all fines and penalties imposed upon Buyer (whether severally, or in combination with others) and any reasonable attorneys' fees and any other costs of litigation (all of which are hereinafter referred to as "Liabilities") arising out of injuries or death to any person(s), or damage to any property, caused by or related to, in whole or in part the railcars (or barges, if applicable) furnished hereunder (as applicable), between the time that such railcars (or barges, if applicable) are delivered to Seller or Seller's agent and the time that custody thereof is properly returned to Buyer (or to Buyer's agent carrier, if applicable), or if deliveries are by truck, arising out of injuries or death to any person(s), or damage to any property, caused by or related to, in whole or in part, to trucking of coal, whether such coal is trucked by Seller or Seller's trucking contractor(s). Any injury or death to person(s) or damage to property as hereinbefore described shall be reported to Buyer by Seller immediately upon the occurrence thereof, and confirmed in writing as soon as possible.

FOR TRUCK DELIVERIES   Seller, at its expense, shall have coverage of the
insurance specified below, which shall be placed with insurance carrier(s) acceptable to Buyer, and shall maintain this insurance at all times during performance of this Contract:
(i) Coverage for the legal liability of Seller under the workers' compensation and occupational disease law of the state(s) in which the work is
(are) performed. Seller shall be contributor to the state workers' compensation fund(s) and shall furnish a certificate to that effect. If Seller is a legally permitted and qualified self-insurer, it may furnish proof that it is such a self-insurer in lieu of submitting proof of insurance;
(ii) Employer's liability insurance in an amount not less than $2,000,000.00 for each accident;
(iii) Commercial general liability insurance with limits of not less than $2,000,000.00 for each occurrence and aggregate;
(iv) Commercial automobile liability insurance with a limit for bodily injury and property damage of not less than $2,000,000.00 each accident;
(v) Seller shall obtain waivers of subrogation on all their insurance, whether required by this Contract or in excess of the Contract requirements. Such waivers shall be for the benefit of Buyer.

4)WEIGHING
All Deliveries: For all non-PRB transactions, Buyer shall determine the weight of the coal delivered hereunder at its expense using its rail, truck, or belt scales, as applicable. For all PRB transactions, Seller shall determine the weight of the coal delivered hereunder at its expense using its rail scales or batch weighing system, as applicable. The party responsible for weighing is hereafter referred to as the weighing party and the other as the non-weighing party.

(A) The accuracy of the weighing party's rail scale(s), truck scale(s), or batch weighing system, as applicable, shall be maintained to within plus or minus two tenths of one percent (0.20%). The weighing party's rail scale(s), truck scale(s), or batch weighing system, as applicable, shall be calibrated at least once every six months in accordance with the guidelines established by NIST. The calibration shall be performed by a qualified third party (e.g., the rail carrier), using such equipment as deemed appropriate by such third party. At the non-weighing party's request, which may be made from time to time, the weighing party shall inform the non-weighing party of the results of such testing and calibration. It shall be the responsibility of the weighing party to arrange and schedule scale calibrations when required.

(B) The accuracy of the weighing party's belt scales shall be maintained to within plus or minus one half of one percent (0.50%) accuracy. The weighing party's belt scales shall be tested and calibrated at least once each month in accordance with the guidelines outlined by NIST or other procedures which shall be mutually acceptable to Seller and Buyer. At the non-weighing party's request, which may be made from time to time, the weighing party shall inform the non-weighing party of the results of such testing and calibration. It shall be the responsibility of the weighing party to arrange and schedule scale calibrations when required.

(C) If the weighing party's scales are discovered to be outside of acceptable tolerance ranges (plus or minus 0.20% for rail scale(s), truck scales, or batch weighing system, and plus or minus 0.50% for conveyor belt scales), then an appropriate adjustment will be made to the tonnage and invoiced retroactively to the date of the most recent calibration or 30 calendar days prior to the calibration which was found in error, whichever is later.

Barge Draft Surveys: If there is no certified belt scale system at the Delivery Point, and if the parties specifically agree that weights shall be determined hereunder by draft survey taken at the Delivery Point, then all such draft surveys shall be conducted by an independent surveyor (certified commercial marine surveyor for vessels) experienced in the conduct of draft surveys selected by mutual agreement of the parties. In cases where (i) there is no certified belt scale system at the Delivery Point or in absence of a certified belt scale system and a draft survey is not taken at the Delivery Point or (ii) the Delivery Point is the ultimate destination, weights shall be determined at the destination by Buyer.

Weights determined in accordance with this Section 3 shall be deemed accepted as correct (absent manifest error) and shall govern all invoicing and payments hereunder. Unless otherwise specified, the costs of weighing shall be for the account of the weighing party.

Irrespective of which party's weights govern for payment hereunder, Seller shall properly weigh each shipment hereunder and report such weights to Buyer within 24 hours after the coal has been loaded for shipment. Seller's weights shall be reported to the recipients designated by and in the manner specified by Buyer.

5) SAMPLING AND ANALYSIS
Buyer shall perform all sampling and analysis of coal for non-PRB transactions unless otherwise agreed by the parties. Seller shall perform all sampling and analysis of coal for PRB transactions. The party responsible for sampling and analysis of coal is hereafter referred to as the sampling party and the other as the non-sampling party.

(A) Notwithstanding the foregoing, Seller shall sample the coal or shall provide for the coal to be sampled as it is loaded, analyze the sample(s) so obtained, and notify Buyer and the consigned destination of the short proximate (calorific value per pound, percent moisture, percent ash, percent sulfur, and with respect to PRB coal, percent sodium oxide) average analytical results of each Shipment. Seller's notification shall include its weight determination and the identifying number(s) of each Shipment, and shall be provided within 24 hours after the coal is loaded for shipment, or within 36 hours should the Shipment be loaded on a Saturday. Seller's analysis shall be reported to the recipients designated by and in the manner specified by Buyer. Seller shall immediately notify Buyer if either its sampling system or its independent commercial laboratory becomes unavailable or unable, for any reason, to provide the short proximate analysis. Upon such occurrence(s), Buyer and Seller shall establish procedures for sampling and/or analyzing the coal shipped hereunder during such time that Seller's sampling system and/or its independent commercial laboratory are unable to provide the short proximately analysis for such coal. Such short proximate analysis shall not be used for payment purposes hereunder.

(B) All sampling and analysis performed hereunder shall be performed by the sampling party at its expense and shall comply with the governing ASTM procedures and specifications in effect at the time of such sampling and analysis. Coal hereunder shall be sampled during the loading/unloading process by the sampling party, prior to its commingling with other coals. The coal samples shall then be prepared and analyzed in Buyer's laboratory, or, if Seller is the sampling party, by an independent commercial laboratory. The non-sampling party may observe the unloading, sampling, sample preparation and analysis hereunder. Each coal sample collected by the sampling party shall be properly divided into at least two subsamples. One subsample shall be analyzed by the applicable laboratory for the governing contractual analysis. The remaining sample is to be sealed in an airtight container and sent to the non-sampling party at the non-sampling party's request provided such request is made in writing within 30 days after the date of such sampling. In the event that the non-sampling party does not so request, the sampling party shall retain the sample for no less than 30 days.

(C) If Seller's analysis is used for payment purposes hereunder, all sampling shall be performed using a mechanical sample system that has been certified within the previous 24 calendar months by an independent commercial laboratory mutually acceptable to the parties to be free of bias and that is properly operated and maintained. In case of disagreement as to the results of the analysis reported by the Seller, Buyer may request analysis of Buyer's sample by an independent referee laboratory mutually selected by the parties and the final governing analysis shall be the referee analysis. The cost of analyzing Buyer's sample shall be borne by Buyer.

Seller's analysis shall be reported to the recipients designated by and in the manner specified by Buyer. For purposes of determining moisture hereunder, the two-stage procedure as defined in ASTM D3302 shall be used.

Coal received, unloaded, and taken into account that is not sampled or is sampled but not analyzed shall be taken into account as follows: If during any Monthly period at least fifty percent (by weight) of coal delivered at a respective consigned destination during such period has been sampled and analyzed, then the weighted average analytical results of such samples shall be applicable to all coal delivered to such consigned destination during such Monthly period. If more than 50% (by weight) of coal delivered at a consigned destination during any such Monthly period has not been sampled and analyzed, then the weighted average analytical results of the portion of sampled and analyzed coal shall apply to such portion, and the weighted average analytical result of the last preceding Month in which at least 50% (by weight) of the coal delivered to such consigned destination was sampled and analyzed shall be applicable to such portion of the coal delivered which was not sampled and/or was not analyzed for such Monthly period.

6)QUALITY ADJUSTMENTS
If coal delivered under this Contract varies from the Quality specifications in the Purchase Order (the "Specifications"), but Buyer does not exercise its rejection rights under Section 6(A) below, quality adjustments shall be calculated pursuant to the formulas set forth in this Section 5. Within ten days after the end of each Month during the Term, the quality adjustments, if any, shall be netted against each other and the net quality adjustment, as appropriate, for all Shipments of coal during such Month shall be determined by Buyer, and Buyer shall pay Seller the net positive adjustment, if any, or Seller shall credit Buyer the net negative adjustment, if any, on the next invoice (or pay such amount to Buyer in the event no further invoices are due) in accordance with the billing and payment terms of Section 7.

(A) If the weighted average calorific value of the coal unloaded and taken into account hereunder in a Month is not equal to the Contracted Month Weighted Average Btu/lb., then there shall be an amount added to the Contract Price (if the calculated number is positive) or subtracted from the Contract Price (if such number is negative), as determined by the following formula, to arrive at the adjusted price for such coal:

Amount Per Ton of Increase or = (Actual Btu   Contracted Btu)x Contract Price
Decrease for Calorific Value             Divided by Contracted Btu

provided, however, no premium will be paid for Calorific Value which exceeds the Contracted Monthly Weighted Average Btu/lb. by 300 Btu per pound.

(B) If the weighted average SO2 content of the coal unloaded and taken into account hereunder in a Month is tested to have an SO2 content greater than the SO2 Contracted Monthly Weighted Average Specification, the Contract Price for such coal will be reduced by an amount per ton determined in accordance with the following formula:

  ((SO2 Contracted   Actual lbs. SO2/mmbtu) * Actual Btu/lb. * E)
                        Divided by 1,000,000

E = the SO2 Monthly Price (or if not published, the average of the SO2 Daily Prices for the applicable calendar month of delivery) of allowances expressed in dollars per ton of SO2 in the table entitled "AIR Daily Emission Allowance Indices" published in AIR Daily, or its successor publication, for such calendar month of delivery as first published following such month.

Additionally, an amount of three dollars ($3.00) per ton shall be deducted from the Contract Price for each Shipment of coal having an SO2 value greater than the Shipment Suspension Limit.

(C) For each Shipment of coal tested to have an ash content greater than the Contracted Monthly Weighted Average Specification, the Contract Price for coal in such Shipment will be decreased by $0.15 for each 0.5% ash increment, or portion thereof, by which the Shipment's ash content is tested to be above the Contracted Monthly Weighted Average Specification. (For example, if the Contracted Monthly Weighted Average is 13.00% and a Shipment has a percent ash value of 13.70, then the Contract Price decrease shall be $0.30 per ton.)

7)REJECTION AND SUSPENSION RIGHTS
(A) If any Shipment of coal fails to conform to any requirement specified in the Purchase Order (a "Non-Conforming Shipment"), Buyer shall have the option, exercisable by notice to Seller of either (i) rejecting such Non-Conforming Shipment at the Delivery Point or en route, but prior to unloading from Transporter's equipment or (ii) accepting any Non-Conforming Shipment with a Contract Price adjustment agreed to between Seller and Buyer. Should Buyer exercise such right of rejection, it shall notify Seller by E-mail or verbally upon discovery of the nonconformance, any verbal notification to be promptly confirmed in writing. If Buyer fails to exercise its rejection rights hereunder as to a Non-Conforming Shipment, Buyer shall be deemed to have waived such rights with respect to that Non-Conforming Shipment only. If Buyer rejects the Non-Conforming Shipment, Seller shall be responsible for promptly transporting the rejected coal to an alternative destination determined by Seller and, if applicable, promptly unloading such coal, and shall reimburse Buyer for all reasonable costs and expenses associated with the transportation, storage, handling and removal of the Non-Conforming Shipment. Seller shall, at Buyer's request, replace the rejected coal as soon as possible, provided that Buyer gives written notice to Seller of Buyer's desire for replacement coal within 30 days after rejection of the Non-Conforming Shipment.

(B) If there are three Non-Conforming Shipments, whether rejected or not, under this Contract in any three-month period or if two out of four consecutive Shipments under this Contract are Non-Conforming Shipments, then Buyer may upon notice to Seller suspend the receipt of future Shipments (except Shipments already loaded or in transit to Buyer) under this Contract. A waiver by Buyer of the suspension right for any one period shall not constitute a waiver for subsequent periods. If Seller, within ten days of its receipt of such notice, provides reasonable assurances in writing to Buyer that future Shipments under this Contract will conform to the Specifications and Buyer has accepted such assurances (such acceptance not to be unreasonably withheld, Shipments shall resume and any tonnage deficiencies shall be made up within the Term at Buyer's option. If (i) Seller fails to provide such acceptable assurances within such ten day period, or (ii) after such assurances are provided and for a period of three months thereafter, any Shipment of coal fails to meet any of Buyer's rejection rights under this Section for the Rejection Limit parameter for which there was a prior suspension under this Contract, then such event shall constitute an Event of Default as provided in Section 12 hereof.

(C) If any of the Monthly weighted average coal qualities fail to conform to the Monthly Suspension specifications, then Buyer may suspend the receipt of future Shipments (except Shipments already loaded or in transit to Buyer) under this Contract. A waiver by Buyer of the suspension right for any one period shall not constitute a waiver for subsequent periods. If Seller, within ten days of its receipt of such notice, provides reasonable assurances in writing to Buyer that future Shipments under this Contract will conform to the Specifications and Buyer has accepted such assurances (such acceptance not to be unreasonably withheld, Shipments shall resume and any tonnage deficiencies shall be made up within the Term at Buyer's option. If (i) Seller fails to provide such acceptable assurances within such ten day period, or (ii) after such assurances are provided and for a period of six months thereafter, any Shipment of coal fails to meet any of the Suspension limits under this Section for any of the Monthly Suspension limits for which there was a prior suspension under this Contract, then such event shall constitute an Event of Default as provided in Section 12 hereof.

(D) Buyer may terminate this Contract or terminate deliveries from the Source if Buyer in its reasonable judgment determines through operating experience that the coal therefrom causes unsatisfactory performance at the Plant of consignment, even if such coal meets the requirements and specifications of this Contract. In such event, Buyer shall provide Seller with written notice thereof, specifying the basis of such unsatisfactory performance.

8)ASSIGNMENT/DELEGATION
This Contract shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. However, no party shall assign this Contract or any of its rights or obligations hereunder without the prior written consent of the other party. Notwithstanding the foregoing, any party may, without the need for consent from the other party (and without relieving itself from liability hereunder), (a) transfer, sell, pledge, encumber or assign this Contract or the accounts, revenues or proceeds hereof or thereof in connection with any financing or other financial arrangements or
(b) transfer or assign this Contract to an Affiliate of such party; provided, however, that no such assignment shall in any way relieve the assignor from liability for full performance under this Contract. Any such assignee shall assume and agree to be bound by the terms and conditions of this Contract.

If OVEC-IKEC or one of its Affiliates is the Buyer under this Contract, it shall have the right to assign this Contract, in whole or in part, to a producer of synthetic fuel (as defined in Section 29 of the Internal Revenue Code of 1986, as amended, hereafter referred to as "Synthetic Fuel"). Should such assignment occur, Seller also agrees upon the request of OVEC-IKEC or its Affiliate to enter into a new agreement with such Synthetic Fuel producer on substantially the same terms and conditions as provided in this Contract with respect to all or part of the coal to be purchased hereunder. In such event, OVEC-IKEC or its Affiliate shall be excused from its obligations under this Contract to purchase coal hereunder to the extent of the quantities provided for in such new agreement.

Written consent to one or more assignments shall not be construed as waiving the necessity of obtaining written consent to other and/or additional assignments.

9)FORCE MAJEURE
To the extent either party is prevented by Force Majeure from carrying out, in whole or part, its obligations under this Contract and such party (the "Claiming Party") gives notice and details, orally and confirmed promptly in writing, of the Force Majeure to the other party as soon as practicable (but in no event later than 30 days after the occurrence thereof), then the Claiming Party shall be excused from the performance of its obligations. The Claiming Party shall remedy the Force Majeure with all reasonable dispatch. The nonClaiming Party shall not be required to perform or resume performance of its obligations to the Claiming Party corresponding to the obligations of the Claiming Party that are excused by Force Majeure. Failure to give such notice and furnish such information within the time specified shall be deemed a waiver of all rights under this Article for such period of time during which notice was not given. Buyer and Seller shall exercise reasonable efforts to mitigate or eliminate the conditions which have caused the Force Majeure condition, provided, however, nothing herein contained shall be construed as requiring Seller or Buyer to accede to any demands of labor, or labor unions, or suppliers, or other parties which Seller or Buyer considers unacceptable. The Claiming Party claiming Force Majeure shall furnish the non-Claiming Party a monthly statement by the 15th day of the calendar month setting forth the amount of tonnage not shipped or to be reduced because of Force Majeure causes asserted during the second preceding calendar month.

Except as set forth in this paragraph, no suspension or reduction by reasons of Force Majeure shall invalidate the remainder of this Contract but, on the removal of the cause, shipments shall resume at the specified rate. If an event of Force Majeure persists for (i) a continuous period of 60 days or (ii) an aggregate of 75 days in any twelve month period or during the Term of this Contract (if the Term is less than twelve months), then, at any time thereafter during the Force Majeure period, the non-Claiming Party shall have the option, upon three days' prior written notice, to terminate this Contract and the obligations of the parties thereunder.

In the event of a Force Majeure, delivery of the affected quantity of coal shall not be made up except at Buyer's sole discretion.

If Seller claims Force Majeure under this Contract and has obligations to provide coal of a similar type and quality as the coal under other coal sales agreements, or if Buyer claims Force Majeure and has obligations to purchase coal of a similar type and quality as the coal under other coal sales agreements, then any reductions in Seller's deliveries or Buyer's purchases (as applicable) shall be allocated by the party claiming Force Majeure on a pro rata basis among this Contract and such other coal purchase or sales agreements involving coal of a similar type and quality as the coal, to the extent contractually permitted by such agreements. Without limiting the generality of this Article, in the event of a Force Majeure event which causes a partial or total curtailment of electrical generation from or electrical generating capacity at the consigned destination or partial or total curtailment of transmission or distribution of electricity therefrom, Buyer shall at its option, be relieved under this Article from its obligation to accept up to the pro rata (based on such partial curtailment) quantity or entire (based on such total curtailment) quantity of Seller's coal scheduled for delivery for the period during which such event or occurrence exists or existed.

10)WAIVER
The failure of Buyer or Seller to insist in any one or more instances upon strict performance of any of the provisions of this Contract or to take advantage of any of its rights hereunder shall not be construed as a future waiver of any such provisions or the relinquishment of any such rights, but the same shall continue and remain in full force and effect for the term of this Contract.

11)FINANCIAL RESPONSIBILITY
Either party shall have the right, but not the obligation, to request from the other party or its guarantor, as applicable, audited annual financial statements and quarterly unaudited financial statements. Should the performance, creditworthiness or financial responsibility of either party become unsatisfactory to the other party, in its reasonable judgment, at any time during which this Contract is in effect, satisfactory Performance Assurance may be required before further deliveries/receipts are made under this Contract.

12) EVENT OF DEFAULT AND DAMAGES
If an Event of Default (as hereafter defined) occurs with respect to a party or its guarantor (the "Defaulting Party") at any time during the term of this Contract, the other party (the "Non-Defaulting Party") may, in its sole discretion, do any or all of the following: (i) establish a date (which date shall be no earlier than the date that such notice is given to the Defaulting Party and no later than 20 days from notice) ("Early Termination Date") on which this Contract shall terminate, (ii) withhold any payments due in respect of this Contract, (iii) suspend performance under this Contract and/or (iv) exercise such other remedies as may be provided in this Contract. An event of default with respect to any party ("Event of Default") shall mean any of the following: (i) the failure of either party or its guarantor to make when due, any payment required hereunder if such failure is not remedied within two Business Days after notice of such failure is given to the Defaulting Party by the Non-Defaulting Party; (ii) the failure of either party or its guarantor to comply with any or all of its other respective obligations in good faith as herein set forth and such noncompliance is not cured within five Business Days after notice thereof to defaulting party; or (iii) failure to provide adequate Performance Assurance or other assurances satisfactory to the Non-Defaulting Party of its ability to perform its further obligations under this Contract within 48 hours, but at least within one Business Day of a reasonable written request by the Non-Defaulting Party; (iv) either party (a) filing a petition in bankruptcy, (b) having such a petition filed against it, (c) becoming otherwise insolvent or unable to pay its debts as they become due; (v) the failure of a party's guarantor, if any, to perform any covenant set forth in its guaranty, or such guaranty shall expire or be terminated or shall cease to guarantee the obligations of such party hereunder, or such guarantor shall become subject to any of the events specified in (iv) (a), (b) or (c); or (vi) an event described in the last sentence of Section 6(B) shall have occurred. If this Contract terminates on an Early Termination Date, the Non-Defaulting Party shall calculate, in a good faith commercially reasonable manner, the Settlement Amount as of the Early Termination Date as soon as is reasonably practicable and shall promptly notify the Defaulting Party of the amount thereof.

"Settlement Amount" shall mean the present value of the single net aggregate amount for the remaining term of the Contract, including any exercised option period, of any Losses, Costs and Gains, expressed in United States dollars, which the Non-Defaulting Party incurs as a result of the early termination of this Contract in accordance with this Section 12, including, but not limited to, Losses or Gains based upon the then current replacement value of this Contract, the amounts of any unpaid invoices, and the amount for coal delivered but not yet billed. In calculating the Settlement Amount, the Non-Defaulting Party shall set off all amounts that are due to the Defaulting Party against such Settlement Amount so that the Settlement Amount shall be netted to a single liquidated amount. Any collateral being held by the Non-Defaulting Party shall be setoff against the amount owed to the Non-Defaulting Party. If the Defaulting Party is holding collateral posted by the Non-Defaulting Party, then the Non-Defaulting Party will have the right to set off that amount against any payment to be made to the Defaulting Party.

The Non-Defaulting Party shall provide the Defaulting Party with an explanation of how it calculated the Settlement Amount, as well as supporting calculations and documentation reasonably requested by the Defaulting Party. The Non-Defaulting Party shall use good faith commercially reasonable efforts to mitigate any Costs or Losses it is entitled to hereunder. The Defaulting Party shall have the right to audit (through a third party independent auditor mutually agreed to by the parties) the calculation of all of the Non-Defaulting Party's Gains, Losses and Costs.

If the present value of the Non-Defaulting Party's aggregate Losses and Costs (net of any amounts due to the Defaulting Party) exceed the present value of its aggregate Gains, all as finally determined in accordance with the preceding provisions of this section, the Defaulting Party shall, within five Business Days of such final determination, pay the Settlement Amount to the Non-Defaulting Party, including interest thereon at the Interest Rate from the Early Termination Date until paid in full. If the Defaulting Party disputes the Non-Defaulting Party's calculation of the Settlement Amount, the

Defaulting Party will provide its calculations to the Non-Defaulting Party within two Business Days of receipt of calculation from the Non-Defaulting Party. The Defaulting Party shall nevertheless pay to the Non-Defaulting Party the undisputed portion of the Settlement Amount and provide Performance Assurance for the remaining amount.

Notwithstanding any provision to the contrary contained in this Contract, the Non-Defaulting Party shall not be required to pay the Defaulting Party any amount under this Section 12, until the Non-Defaulting Party receives confirmation satisfactory to it, in its reasonable discretion (which may include an opinion of its counsel), that all other obligations of any kind whatsoever of the Defaulting Party to make any payments to the Non-Defaulting Party under this Contract (or otherwise) have been fully and finally performed.

13)QUANTITY SHORTFALL DAMAGES
(A) Unless excused by Force Majeure, by written agreement of Buyer and Seller, or Seller's failure to perform, if Buyer fails to accept all or any part of the quantity of coal to be delivered under this Contract, Buyer shall pay Seller for each ton of such deficiency an amount equal to the positive difference, if any, obtained by subtracting the Sales Price from the Contract Price plus (i) any additional transportation costs incurred by Seller due to such failure and (ii) reasonable legal costs incurred by Seller in enforcement and protection of its rights under this Contract. "Sales Price" means the price, determined by Seller in a commercially reasonable manner, at which Seller resells (if at all) the coal, or, absent such a sale, the market price for such quantity of coal FOB Delivery Point.

(B) Unless excused by Force Majeure, by written agreement of Buyer and Seller, or Buyer's failure to perform, if Seller fails to deliver all or any part of the quantity of coal to be delivered under this Contract, Seller shall pay Buyer for each ton of such deficiency an amount equal to the positive difference, if any, obtained by subtracting the Contract Price from the Replacement Price plus (i) any additional transportation costs incurred by Buyer due to such failure, and (ii) reasonable legal costs incurred by Buyer in enforcement and protection of its rights under this Contract. "Replacement Price" means the price, determined by Buyer in a commercially reasonable manner, at which Buyer purchases (if at all) substitute coal for the deficiency or, absent such a purchase, the market price for such quantity of coal at the consigned destination.

(C)  Each party hereby stipulates that the payment obligations set forth in
(A) and (B) above are reasonable in light of the anticipated harm and each party hereby waives the right to contest such payments as an unreasonable penalty or otherwise.

(D) Payment of amounts, if any, determined under this Section 13 shall be made in accordance with Section 7; provided, that payment of any such amounts shall be made on the 20th calendar day of the month following such failure to deliver or accept coal, as applicable. All such determinations shall be made in a commercially reasonable manner. The Non-Defaulting Party shall not be required to enter into any actual replacement transaction in order to determine the Replacement Price or Sales Price, as appropriate, provided, however, that the Non-Defaulting Party shall take all reasonable steps to mitigate its damages.

14) GRANT OF SECURITY INTEREST
To secure its obligations under this Contract and to the extent either or both parties deliver Performance Assurance hereunder, each party (a "Pledgor") hereby grants to the other party (the "Secured Party") a present and continuing first priority secured interest in, and lien on (and right of recoupment and setoff against), and assignment of, all cash collateral and cash equivalent collateral and any and all proceeds resulting therefrom or the liquidation thereof, whether now or hereafter held by, on behalf of, or for the benefit of, such Secured Party, and each party agrees to take such action as the other party reasonably requires in order to perfect the Secured Party's first-priority security interest in, and lien on (and right of recoupment and/or setoff against), such collateral and any and all proceeds resulting therefrom or from the liquidation thereof.

15)HOLDING AND USE OF PERFORMANCE ASSURANCE
Each party will be entitled to hold Performance Assurance so long as the credit rating of the senior unsecured debt obligation of the entity or its guarantor is rated at least BBB- by S&P's and Baa3 by Moody's and further provided that an Event of Default has not occurred and is continuing with respect to the party. If an Event of Default has occurred and is continuing with respect to a party or its guarantor (if any), then, if it holds Performance Assurance, it shall be required to immediately place all such Performance Assurance in an escrow account with an independent third party financial institution mutually acceptable to the parties.

16)FORWARD CONTRACT
Buyer and Seller each acknowledge that it is a "forward contract merchant" and that this Contract constitutes a "forward contract" within the meaning of the United States Bankruptcy Code.

17)NETTING AND SETOFF
If Buyer and Seller are required to pay any amount on the same day or in the same month, then such amounts with respect to each party may be aggregated and the parties may discharge their obligations to pay through netting, in which case the party, if any, owing the greater aggregate amount shall pay to the party owed the difference between the amounts owed. Each party reserves to itself all rights, setoffs, counterclaims, combination of accounts, liens and other remedies and defenses which such party has or may be entitled to (whether by operation of law or otherwise). The obligations to make payments under this Contract and/or any other contract between the parties hereto may be offset against each other, set off or recouped therefrom.

18)CONFIDENTIALITY
The parties and their respective affiliates shall keep confidential any and all matters relating to this Contract, except those readily obtainable from public information, requested by a regulatory commission, or otherwise required by law to be disclosed.

19)ENTIRE AGREEMENT; MODIFICATION
This Contract, together with any attachments or exhibits specifically referenced herein, constitutes the entire contract between the Seller and the Buyer with respect to the subject matter hereof, supersedes all prior oral or written representations and contracts, and may be modified only by a written amendment signed by Buyer and Seller.

20)COMPLIANCE WITH LAW
Seller and Buyer shall make good faith efforts to comply with the provisions of all applicable federal, state, and other governmental laws and any applicable order and/or regulations, or any amendments or supplements thereto, which have been, or may at any time be, issued by a governmental agency.

21)GOVERNING LAW; WAIVER OF JURY TRIAL; UCC; VENUE, GOVERNMENT CONTRACTOR COMPLIANCE
This Contract shall be construed, enforced, and performed in accordance with the laws of the State of New York, including New York General Obligation Law Sections 5-1401 and 5-1402. Each party waives its respective right to any jury trial with respect to any litigation arising under or in connection with this Contract. Except as otherwise provided for herein, the provisions of the Uniform Commercial Code ("UCC") of the State of New York shall govern this Contract and coal provided hereunder shall be deemed to be "goods" for purposes of the UCC. Each party hereby submits to the exclusive jurisdiction of state or federal courts located in Franklin County, Ohio and all appellate courts therefrom and waives any objection which it may have at any time to the laying of venue of any proceedings brought in such court, waives any claim that such proceedings have been brought in an inconvenient forum, and further waives the right to object, with respect to such proceedings, that such court does not have jurisdiction over such party.

Unless exempted, Seller shall comply with the equal employment opportunity clause in Section 202 of Executive Order 11246 and all applicable rules, regulations, and relevant orders pertaining to Executive Order 11246, Section 503 of the Rehabilitation Act of 1973, and Section 4212 of the Vietnam Era Readjustment Assistance Act of 1974, as amended.

22)NOTICES
Notices provided for or required under this Contract may be exercised verbally, but shall be confirmed in writing as soon as practicable. The parties shall be legally bound from the date the notification is exercised. Notices provided for or required in writing herein shall be delivered by hand or electronic means or transmitted by facsimile or sent by certified mail, postage prepaid, return receipt requested, or by overnight mail or courier.

Notices hand delivered or delivered by electronic means, shall be deemed delivered by the close of the Business Day on which it was hand delivered or delivered by electronic means (unless hand delivered or transmitted by electronic means after the close of the Business Day in which case it shall be deemed received by the close of the next Business Day). Notices provided by facsimile shall be deemed to have been received upon the sending party's receipt of its facsimile machine's confirmation of a successful transmission. If the day on which such facsimile is received is not a Business Day or is after five p.m. Eastern Prevailing Time on a Business Day, then such facsimile shall be deemed to have been received on the following Business Day. Notices provided by certified mail, postage prepaid, return receipt requested, or by overnight mail or courier, shall be deemed delivered upon mailing.

23)RIGHT OF AUDIT
Buyer and its designated representatives and/or agents including but not limited to its auditors, engineers, and geologists, shall at Buyer's discretion, have access to the mine(s) producing coal under this Contract, to all support facilities, and to all records pertaining to the coal reserves covered by this Contract; to the production and cost of production records of coal produced at the production sources providing coal under this Contract; and to all records pertaining to the cost of transporting coal (where applicable), to the extent necessarily required for purposes of administering this Contract; and to all records pertaining to this Contract.

24)DEFINITIONS
The following definitions and any terms defined internally in this Contract shall apply to this Contract and all notices and communications made pursuant to this Contract.

"OVEC-IKEC" means Ohio Valley Electric Corporation or Indiana-Kentucky Electric Corporation, as applicable.
"Affiliate" means with respect to any entity, any other entity that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such entity. For this purpose, "control" means the direct or indirect ownership of 50% or more of the outstanding capital stock or other equity interests having ordinary voting power.
"ASTM" means the American Society for Testing and Materials.
"Business Day" means any day on which Federal Reserve member banks in New York City, New York are open for business, and a Business Day shall open at 8:00 a.m. and close at 5:00 p.m. Eastern Prevailing Time.
"Contract Price" means the price in United States dollars per ton (unless otherwise specified in the Purchase Order) to be paid by Buyer to Seller for purchase of coal and any other proper charges pursuant to this Contract. "Costs" means any brokerage fees, commissions and other transactional costs and expenses reasonably incurred either by the Non-Defaulting Party as a result of terminating any hedges or other risk management contracts and/or entering into new arrangements in order to replace the Contract Quantity not delivered by Seller or not accepted by Buyer, as the case may be, and legal costs incurred by the Non-Defaulting Party.
"Eastern Prevailing Time" means Eastern Standard Time or Eastern Daylight Savings Time in effect in New York City, New York, as the case may be on the relevant date.
"Force Majeure" means an event or circumstance which prevents one party (the "Claiming Party") from performing its obligations under this Contract, which is not within the reasonable control of, or the result of the negligence of, the Claiming Party, and which by the exercise of due diligence, the Claiming Party is unable to overcome or avoid or cause to be avoided or is unable in good faith to obtain a substitute acceptable to Buyer therefor. Force Majeure includes, but is not limited to, an event or occurrence beyond the control of Buyer, such as without limitation, acts of God, war, insurrection, riots, nuclear disaster, strikes, labor disputes, threats of violence, labor and material shortages, fires, explosions, floods, river freeze-ups, breakdowns or damage to mines, plants, equipment, or facilities (including a forced outage or an extension of a scheduled outage of equipment or facilities to make repairs to avoid breakdowns thereof or damage thereto), interruptions to or slowdowns in transportation, railcar shortages, barge shortages, embargoes, orders, or acts of civil or military authority, laws, regulations, or administrative rulings, or total or partial interruptions of Buyer's operations which are due to any enforcement action or other administrative or judicial action arising from an environmental law or regulation. Force Majeure shall not be based on: (1) Buyer's inability economically to use or resell the coal purchased hereunder; (2) adverse geological or mining conditions; (3) the Seller's ability to sell the coal at a price greater than the Contract Price; or (4) Seller's inability to economically produce or obtain the coal.
"Gains" means, with respect to a party, an amount equal to the present value of the economic benefit, if any, (exclusive of Costs) to it resulting from the termination of its obligations with respect to this Contract, determined in a commercially reasonable manner.
"Letters of Credit" means one or more irrevocable, transferable, standby letter of credit, issued by a major United States commercial bank or the United States branch office of a foreign bank, reasonably acceptable to the beneficiary with, in either case, a senior unsecured credit rating of at least

(a) "A-" by Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. ("S&P"), and "A3" by Moody's Investors Service, Inc. ("Moody's"), if such entity is rated by both S&P and Moody's or (b) "A-" by S&P or "A3" by Moody's, if such entity is rated by either S&P or Moody's, but not both.
"Losses" means, with respect to a party, an amount equal to the present value of the economic loss, if any, (exclusive of Costs) to it resulting from the termination of its obligations with respect to this Contract, determined in a commercially reasonable manner.
"NIST" means the National Institute of Standards and Technology Handbook #44. "PRB" means the Powder River Basin located in the States of Montana and Wyoming.
"Performance Assurance" means collateral in the form of either cash or Letters of Credit or such other security of the type and amount requested by the party demanding Performance Assurance.
"Shipment" means, as applicable, one unit trainload or at Buyer's election a composite of two or more unit trainloads, the aggregate of single railcars loaded on any one day (only where single car rates apply), one barge or at Buyer's election a composite of two or more barges, one vessel load, or the aggregate of the truckloads that are loaded on any one day in accordance with the applicable transportation specifications.
"Transporter" means the entity or entities transporting the coal on behalf of Seller to and at the Delivery Point or on behalf of Buyer or Buyer's designee from the Delivery Point.